                                                                    EXHIBIT 3.1


                              RESTATED CERTIFICATE
                                       OF
                                 INCORPORATION


         Fiber Optic Communications, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of this corporation is Fiber Optic Communications, Inc. Fiber Optic Communications, Inc. was originally incorporated under the same name. The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on July 27, 1992.

         2. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation has been duly adopted and restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

         3. This Restated Certificate of Incorporation was duly consented to, and adopted by, the holders of (i) a majority of the outstanding shares of common stock, par value $.01 per share, of the Corporation and 10% Senior Series 1 Cumulative Redeemable Preferred Stock, par value $.01 per share, of this corporation ("Series 1 Preferred Stock"), consenting together as a class and by (ii) over three-fourths (3/4s) of the outstanding shares of Series 1 Preferred Stock, acting without a meeting by unanimous written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware.

         4. The text of the Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

         FIRST: The name of this corporation (the "Corporation") is "IXC Communications, Inc."

         SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one hundred and three million (103,000,000) consisting of (i) one



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
hundred million (100,000,000) shares of common stock, par value $.01 per share, and (ii) three million (3,000,000) shares of preferred stock, par value $.01 per share. The preferred stock may be issued at any time, and from time to time, in one or more series pursuant hereto or to a resolution or resolutions providing for such issue duly adopted by the board of directors (the "Board") of the Corporation (authority to do so being hereby expressly vested in the Board), and such resolution or resolutions shall also set forth the voting powers, full or limited, or none, of each such series of preferred stock and shall fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of preferred stock.

                 Upon the filing of this Second Amendment to Restated Certificate of Incorporation which amends Article FOURTH to read as set forth above, and without any further action on the part of the holders thereof, each issued and outstanding share of common stock will be reclassified and changed into 0.8083 shares of common stock.

         FIFTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board. The exact number of directors of the Corporation shall be fixed by or in the manner provided in the Bylaws of the Corporation (the "Bylaws").

         SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized:

         (a) to adopt, repeal, rescind, alter or amend in any respect the Bylaws, and to confer in the Bylaws powers and authorities upon the directors of the Corporation in addition to the powers and authorities expressly conferred upon them by statute;

         (b) from time to time to set apart out of any funds or assets of the Corporation available for dividends an amount or amounts to be reserved as working capital or for any other lawful purpose and to abolish any reserve so created and to determine whether any, and, if any, what part, of the surplus of the Corporation or its net profits applicable to dividends shall be declared in dividends and paid to its stockholders, and all rights of the holders of stock of the Corporation in respect of dividends shall be subject to the power of the Board so to do;

         (c) subject to the laws of the State of Delaware, from time to time to sell, lease or otherwise dispose of any part or parts of the properties of the Corporation and to cease to conduct the business connected therewith or again to resume the same, as it may deem best; and

         (d) in addition to the powers and authorities hereinbefore and by the laws of the State of Delaware conferred upon the Board, to execute all such powers and to do all acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the express provisions of such laws, of the Restated Certificate of Incorporation of the Corporation and its Bylaws.





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
         SEVENTH: Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

         EIGHTH: The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by applicable laws, and all rights conferred on stockholders herein are granted subject to this reservation.

         NINTH:  The Corporation is to have perpetual existence.

         TENTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholder for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware Corporation Law. No amendment to or repeal of this Article Tenth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

         ELEVENTH:

         A. Designation of Two Series of Preferred Stock. There are hereby provided two series of preferred stock designated and to be known as "10% Senior Series 1 Cumulative Redeemable Preferred Stock" and "10% Junior Series 3 Cumulative Redeemable Preferred Stock."

         B. Definitions. As used in this Eleventh Article, the following terms shall have the meanings indicated:

                 1. "Common Stock" shall mean the common stock, $.01 par value per share, issued or to be issued by the Corporation.

                 2. "Original Issue Date" shall mean, with respect to any share of Series Preferred Stock, the date of the original issuance of such shares.





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
                 3. "Preferred Stock" shall mean the preferred stock, $.01 par value per share, issued or to be issued by the Corporation.

                 4. "Series 1 Preferred Stock" shall mean the 10% Senior Series 1 Cumulative Redeemable Preferred Stock, $.01 par value per share, issued or to be issued by the Corporation.

                 5. "Series 3 Preferred Stock" shall mean the 10% Junior Series 3 Cumulative Redeemable Preferred Stock, $.01 par value per share, issued or to be issued by the Corporation.

                 6. "Series Preferred Stock" shall mean, collectively, the Series 1 Preferred Stock and the Series 3 Preferred Stock.

         C. Number of Shares. The number of shares constituting the Series 1 Preferred Stock shall be 2,000. The number of shares constituting the Series 3 Preferred Stock shall be 12,550.

         D. Rights, Preferences, Privileges and Restrictions. The voting powers and relative rights, preferences, restrictions and other mattes relating to the Series Preferred Stock are as follows:

                 1.       Dividends.

                          (a)     The holders of shares of Series 1 Preferred
Stock then outstanding shall be entitled to receive, prior to the payment of any dividend on any other Preferred Stock of the Corporation or the Common Stock of the Corporation, when, as and if declared by the Board, out of funds legally available for the payment of dividends, cumulative dividends in an annual amount equal to $100 per share, plus an amount determined by applying a 10% annual rate, compounded annually, to any accrued but unpaid dividend amount from the last day of the period when such dividend accrues to the actual date of payment of such dividend, and no more. The holders of shares of Series 3 Preferred Stock then outstanding shall be entitled to receive, prior to the payment of any dividend on any other Preferred Stock of the Corporation (other than the Series 1 Preferred Stock) or the Common Stock of the Corporation, when as and if declared by the Board, out of funds legally available for the payment of dividends, cumulative dividends in an annual amount equal to $100 per share, plus an amount determined by applying a 10% annual rate, compounded annually, to any accrued but unpaid dividend amount from the last day of the period when such dividend accrues to the actual date of payment of such dividend, and no more. Such dividends on the outstanding shares of Series Preferred Stock shall be payable on such date as the Board may from time to time determine (each such date being a "dividend payment date"). The Board may fix a record date for the determination of holders of shares of Series Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall not be more than sixty (60) days prior to the date fixed for the payment thereof. Each such annual dividend shall be fully cumulative and shall accrue from day to day (whether or not declared) from the first day of each period in which such dividend may be payable as herein provided, except that the first annual dividend with respect to each share of Series Preferred Stock shall accrue from the Original Issue Date of such share or such other date as determined by the Board, except that dividends with respect to each share of Series 3 Preferred Stock shall accrue from August 14, 1992.
Dividends, when, as and if declared, shall be payable in cash.

                          (b)     The holder of each outstanding fractional
share of Series Preferred Stock shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series Preferred Stock with the same Original Issue Date and all such dividends with respect to each such outstanding fractional share shall be fully cumulative and shall accrue (whether or not declared) and shall be payable in the same manner and at such times as provided for in Section 1(a).

                          (c)     All dividends paid with respect to the
outstanding shares of Series Preferred Stock pursuant to Section 1(a) shall be paid pro rata to the holders of each class entitled thereto. Each Series 1 Preferred Stock holder's pro rata share of such dividends shall be calculated by multiplying the total dividends to be paid by the percentage of (i) the aggregate accrued but unpaid dividends to the date such payment is made on all issued and outstanding shares of Series 1 Preferred Stock represented by (ii) the aggregate accrued but unpaid dividends to the date such payment is made on all shares (including fractional shares) of Series 1 Preferred Stock held by such holder, and no more. Each Series 3 Preferred Stock holder's pro rata share of such dividends shall be calculated by multiplying the total dividends to be paid by the percentage of (i) the aggregate accrued but unpaid dividends to the date such payment is made on all issued and outstanding shares of Series 3 Preferred Stock represented by (ii) the aggregate accrued but unpaid dividends to the date such payment is made on all shares (including fractional shares) of Series 3 Preferred Stock held by such holder, and no more.

                 2.       Liquidation Rights of Series Preferred Stock:

                          (a)     In the event of any liquidation, dissolution
or winding up of the Corporation, whether voluntary or involuntary, the holders of outstanding shares of Series Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the outstanding shares of any other Preferred Stock of the Corporation or Common Stock of the Corporation, an amount equal to $1,000 per share of Series Preferred Stock then outstanding, plus all accrued but unpaid dividends thereon to the date such payment is actually made, and no more. If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of the outstanding shares of Series Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts set forth above, then





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
the entire assets of the Corporation to be distributed shall be distributed (i) first, ratably among the holders of outstanding shares of Series 1 Preferred Stock based on the full preferential amounts for the number of outstanding shares of Series 1 Preferred Stock held by each holder and (ii) second, ratably among the holders of outstanding shares of Series 3 Preferred Stock based on the full preferential amounts for the number of outstanding shares of Series 3 Preferred Stock held by each holder. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than sixty (60) days prior to the payment date stated therein, to each record holder of Series Preferred Stock.

                          (b)     A consolidation or merger of the Corporation
with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation shall not be deemed to be a liquidation, dissolution, or winding up of the Corporation as those terms are used in this Section 2 unless such consolidation, merger or sale shall be in connection with a dissolution or winding up of the Corporation.

                          (c)     The payment of preferential amounts pursuant
to this Section 2 with respect to each outstanding fractional share of Series 1 Preferred Stock shall be equal to a ratably proportionate amount of the preferential amount payable with respect to each outstanding share of Series 1 Preferred Stock with the same Original Issue Date. The payment of preferential amounts pursuant to this Section 2 with respect to each outstanding fractional share of Series 3 Preferred Stock shall be equal to the ratably proportionate amount of the preferential amount payable with respect to each outstanding share of Series 3 Preferred Stock with the same Original Issue Date.

                 3.       Voluntary Redemption by the Corporation.

                          (a)     The Corporation, at the option of the Board,
may at any time or from time to time redeem the outstanding shares of Series 1 Preferred Stock in whole or in part from any source of funds legally available therefor. The Corporation, at the option of the Board, may at any time or from time to time redeem the outstanding shares of Series 3 Preferred Stock in whole or in part from any source of funds legally available therefor, provided that there shall then be no outstanding shares of Series 1 Preferred Stock.

                          (b)     The redemption price for each outstanding
share of Series Preferred Stock shall be equal to $1,000 plus an amount equal to any accrued and unpaid dividends on such share through the Redemption Date (as defined below), whether or not declared (the "Redemption Price").

                          (c)     In the event of a redemption of only a part
of the outstanding shares of a class of Series Preferred Stock, the Corporation shall effect such redemption pro rata according to the number of shares held by each holder of outstanding shares of such class of Series Preferred Stock.





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
                          (d)     At least ten (10) days and not more than
sixty (60) days prior to the date fixed for any redemption of shares of a class of Series Preferred Stock (the "Redemption Date"), written notice (the "Redemption Notice," and the class of Series Preferred Stock referenced in such Redemption Notice shall be referred to herein as the "Redeemed Stock") shall be sent, by registered mail, to each holder of record of the outstanding shares of Redeemed Stock at his or her mailing address last shown on the records of the Corporation. Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the holder received the notice, and failure duly to give the notice by mail, or any defect in the notice, to any holder of shares of such class of Series Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of such class of Series Preferred Stock.
The Redemption Notice shall state:

                                  (i)      whether all or less than all of the
outstanding shares of the class of Series Preferred Stock are to be redeemed and the total number of shares being redeemed;

                                  (ii)     the number of outstanding shares of
Redeemed Stock held by the holder which the Corporation intends to redeem;

                                  (iii)    the Redemption Date and the
Redemption Price;

                                  (iv)     that from and after the Redemption
Date, dividends shall cease to accrue; and

                                  (v)      that the holder is to surrender to
the Corporation, in the manner and at the place designated, the certificate or certificates representing the outstanding shares of Redeemed Stock to be redeemed.

                          (e)     On or before the Redemption Date, each holder
of outstanding shares of Redeemed Stock shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event less than all of the shares represented by any such certificate or certificates are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares. All shares of the class of Series Preferred Stock called for redemption will cease to accrue dividends as of the Redemption Date. After the Redemption Date, holders of such class of Series Preferred Stock shall no longer be treated as stockholders of the Corporation with respect to the shares of Series Preferred Stock being redeemed, except with respect to the right to receive the Redemption Price, without interest, upon the surrender of their respective certificates.





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
                        (f) The Corporation may, at its option, on or prior to the Redemption Date, deposit with its transfer agent or other redemption agent selected by the Board of Directors of the Corporation, as a trust fund, a sum sufficient to redeem the shares called for redemption, with irrevocable instructions and authority to such transfer agent or other redemption agent to give or complete the Redemption Notice and to pay to the respective holders of such shares, as evidenced by a list of such holders certified by an officer of the Corporation, the Redemption Price upon surrender of their respective share certificates. Such deposit shall be deemed to constitute full payment of such shares to their holders. In case the holders of any shares shall not, within five (5) years after such deposit, claim the amount deposited for redemption thereof, such transfer agent or other redemption agent shall, upon demand, pay over to the Corporation the balance of such amount so deposited and shall thereupon be relieved of all responsibility to the holders thereof. Any interest accrued on any funds so deposited shall belong to the Corporation, and shall be paid to it from time to time on demand.

                        (g) All shares of Series 1 Preferred Stock which shall have been redeemed pursuant to this Section 3 shall thereupon be restored to the status of authorized but unissued shares of Series 1 Preferred Stock.

                        (h) All shares of Series 3 Preferred Stock which shall have been redeemed pursuant to this Section 3 shall thereupon be restored to the status of authorized but unissued shares of Series 3 Preferred Stock.

         4. Voting Rights. Except as otherwise provided herein or by the General Corporation Law of the State of Delaware, holders of outstanding shares of Series 1 Preferred Stock shall have no voting rights. At all meetings of the stockholders of the Corporation and in the case of any actions of stockholders in lieu of a meeting, each share of Series 3 Preferred Stock shall entitle the holder thereof to one vote. Except as otherwise provided herein or by the General Corporation Law of the State of Delaware, the holders of Common Stock and Series 3 Preferred Stock shall vote together as a single class, and neither the Common Stock nor Series 3 Preferred Stock shall be entitled to vote as a separate class on any matter to be voted on by shareholders of the Corporation, except that the holders of the Series 3 Preferred Stock shall be entitled to vote as a separate class to elect one member of the Board of Directors of the Corporation.

         5. Restrictions and Limitations. Except as otherwise provided by the General Corporation Law of the State of Delaware, no amendment to this Restated Certificate of Incorporation shall be made by the Corporation which would change any of the terms, rights, preferences, privileges or restrictions provided herein so as to affect adversely any shares of Series Preferred Stock without the prior written consent of the holders of at least a majority of each of the Series 1 Preferred Stock and the Series 3 Preferred Stock entitled to vote thereon and outstanding at the time such action is taken; provided that no amendment will change (i) the rate or times at which or the manner in which dividends on any series of the Series Preferred Stock accrue or become payable,
(ii) the preferences with





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
respect to dividends and liquidation payments set forth in Section 1 and 2 or
(iii) the percentage of the holders of the Series Preferred Stock required to approve any changes described in clauses (i) or (ii) above, without the prior written consent of the holders of at least three-fourths (3/4s) of each of the Series 1 Preferred Stock and the Series 3 Preferred Stock, as applicable, then outstanding; and, provided further, that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation unless the Corporation has obtained the prior written consent of the holders of the applicable percentages of the Series 1 Preferred Stock and the Series 3 Preferred Stock then outstanding.

         IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed and attested by its duly authorized officers this 31st day of January 1994.


                                                  /s/  Ralph J. Swett
                                            -------------------------------
                                               Ralph J. Swett, President

Attest:


  /s/ John J. Willingham
-----------------------------
John J. Willingham, Secretary

                       CERTIFICATE OF OWNERSHIP AND MERGER
                                     MERGING
                             IXC CARRIER GROUP, INC.
                                      INTO
                            IXC COMMUNICATIONS, INC.
                     (PURSUANT TO SECTION 253 OF THE GENERAL
                          CORPORATION LAW OF DELAWARE)


         IXC Communications, Inc., a Delaware corporation (the "Corporation"), does hereby certify:

         FIRST: That the Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware.

         SECOND: That the Corporation owns all of the outstanding shares of each class of the capital stock of IXC Carrier Group, Inc., a Delaware corporation (the "Merging Corporation").

         THIRD: That the Corporation, by the following resolutions of its Board of Directors, duly adopted on the 6th day of October 1995, determined to merge into itself the Merging Corporation on the conditions set forth in such resolutions:

                  "RESOLVED, that the Corporation merge into itself its subsidiary, IXC Carrier Group, Inc., a Delaware corporation, and assume all of said subsidiary's liabilities and obligations;

                  FURTHER RESOLVED, that the President and Secretary of the Corporation be, and they hereby are, directed to make, execute and acknowledge a certificate of ownership and merger setting forth a copy of the resolutions to merge IXC Carrier Group, Inc. into the Corporation and to assume said subsidiary's liabilities and obligations and the date of adoption thereof and to file the same in the office of the Secretary of State of the State of Delaware and a certified copy thereof in the Office of the Recorder of Deeds of New Castle County; and

                  FURTHER RESOLVED, that the effective date of such merger is November 30, 1995."

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed and this certificate to be signed by Ralph J. Swett, its President, and John J. Willingham, its Secretary, this 28th day of November 1995.

                                            IXC COMMUNICATIONS, INC.,
                                            a Delaware corporation


                                            By: /s/ Ralph J. Swett
                                                --------------------------------
                                                Ralph J. Swett, President

ATTEST:


By: /s/ John J. Willingham
    ---------------------------------
    John J. Willingham, Secretary                      [SEAL]

                CERTIFICATE OF POWERS, DESIGNATIONS, PREFERENCES
             AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL
            RIGHTS AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS
                     THEREOF OF THE 7% SERIES A CONVERTIBLE
                                PREFERRED STOCK
                                       OF
                            IXC COMMUNICATIONS, INC.

                           --------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                           --------------------------

   I, Ralph J. Swett, Chairman, President and Chief Executive Officer of IXC Communications, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, DO HEREBY CERTIFY

   That, pursuant to authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of said Corporation, said Board of Directors, pursuant to a unanimous written consent dated March 13, 1997, adopted a resolution authorizing 12,000 shares of 7% Series A Convertible Preferred Stock (the "Series A Stock"), which resolution is as follows:

   WHEREAS, the Board of Directors of the Corporation (the "Board of Directors") is authorized, within the limitations and restrictions stated in the Restated Certificate of Incorporation, as amended, to fix by resolution or resolutions the designation of each series of preferred stock and the powers, preferences and relative, participating, optional and other rights, if any, the qualifications, limitations and restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware; and

   WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series;

   NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of preferred stock on the terms and with the provisions herein set forth:


I. Certain Definitions.

   As used herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

   "Asset Sale" has the meaning specified in Article VIII(B) hereof.

   "Board of Directors" has the meaning specified in the Preamble hereof.

   "Business Day" means a day other than a Saturday, Sunday, national or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

   "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

   "Change of Control" has the meaning specified in Article VIII(B) hereof.

   "Change of Control of the Board" has the meaning specified in Article VIII(B) hereof.

   "Change of Control Price" has the meaning specified in Article VIII(B) hereof.

   "Change of Control Rights Notice" has the meaning specified in Article VIII(B) hereof.

   "Common Stock" means the Common Stock, par value $.01 per share, of the Corporation and any other class of common stock hereafter authorized by the Corporation from time to time.

   "Company Option" has the meaning specified in Article VIII(B) hereof.

   "Constituent Entity" has the meaning specified in Article VIII(A) hereof.

   "Continuing Directors" means, as of the date of determination, any member of the Board of Directors, excluding the Series A Director and any member elected to the Board of Directors pursuant to a Voting Rights Triggering
Event (such excluded directors being referred to as "Preferred Stock Directors"), who (i) was a member of the Board of Directors on the Original Issue Date or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

   "Conversion Agent" has the meaning specified in Article VIII(A) hereof.

   "Conversion Price" has the meaning specified in Article VIII(A) hereof.

   "Conversion Shares" means the shares issued or issuable upon conversion of any shares of Series A Stock.


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
   "Corporation" has the meaning specified in the Preamble hereof.

   "Dividend Default" has the meaning specified in Article VII(D)(i)(a) hereof.

   "Dividend Payment Date" means each June 30, September 30, December 31 and March 31 of each year.

   "Dividend Period" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

   "Dividend Record Date" means, with respect to each Dividend Payment Date, the June 15, September 15, December 15 and March 15, immediately preceding such Dividend Payment Date.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Existing Conversion Price" has the meaning specified in Article VIII(B) hereof.

   "Expiration Date" has the meaning specified in Article VIII(B)(1) hereof.

   "Fair Value" means the price a willing buyer, under no compulsion to buy, would pay a willing seller, under no compulsion to sell, in an arms' length transaction.

   "Financial Expert" means one of Bear, Stearns & Co., Inc.; Credit Suisse First Boston; Dillon, Read & Co. Inc.; Donaldson, Lufkin & Jenrette Securities Corporation; Goldman, Sachs & Co.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Salomon Brothers Inc; Oppenheimer & Co.; Smith Barney; J.P. Morgan or Lehman Brothers.

   "Holder" means a registered holder of shares of Series A Stock.

   "Indenture" means the Indenture dated as of October 5, 1995, as amended, by and among the Corporation and the other parties thereto relating to the 12 1/2% Series A and Series B Senior Notes due 2005 of the Corporation.

   "Independent Financial Expert" means a Financial Expert that does not (or whose directors, executive officers or 5% stockholders do not) have a direct or indirect financial interest in the Corporation or any of its Subsidiaries, which has not been for at least five years, and, at the time it is called upon to give independent financial advice to the Corporation, is not (and none of its directors, executive officers or 5% stockholders is) a promoter, director, or officer of the Corporation or any of its Subsidiaries. The Independent Financial Expert may be compensated and indemnified by the Corporation for opinions or services it provides as an Independent Financial Expert.

   "Initial Dividend Period" means the Dividend Period commencing on and including the Original Issue Date and ending on June 30, 1997.

   "Investment Bank of National Standing" has the meaning specified in Article VIII(A) hereof.

   "Issuance Date" has the meaning specified in Article VIII(A) hereof.

   "Junior Securities" has the meaning specified in Article III(A)(i) hereof.

   "Liquidation Preference" means the Original Liquidation Preference, plus an amount equal to all accumulated and unpaid dividends on the Series A Stock. The Liquidation Preference of a share of Series A Stock will increase by the amount of dividends that accumulate on such share through a Dividend Payment Date as they so accumulate on a daily basis and will decrease only to the extent such dividends are actually paid, all as provided in Article IV hereof. Notwithstanding the foregoing, (i) in determining the amount to be paid on a Redemption Date, Liquidation Preference shall not be deemed to include any dividends to the extent such dividends are to be paid on or after such date in respect of a record date occurring on or prior to such date in accordance with the requirements of this Certificate of Designations and (ii) in determining the amount of any dividend on a Dividend Payment Date, Liquidation Preference shall not be deemed to include any dividends that cumulate at a rate of 12% pursuant to the fifth sentence of Article IV(A).

   "Mandatory Redemption Date" means March 31, 2009.

   "Material Merger" has the meaning specified in Article VIII(b) hereof.

   "MS Purchasers" means Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P. and MSCP III 892 Investors, L.P.

  "Original Issue Date" means the date on which shares of Series A Stock were first issued by the Corporation.

   "Original Liquidation Preference" means $10,000 per share of Series A Stock.

   "Parity Securities" has the meaning specified in Article III(A)(ii) hereof.

   "Person" means any individual, general partnership, limited partnership, corporation, trust, joint stock company, association, joint venture or any other entity or organization, whether or not a legal entity, including a government or political subdivision or an agency or instrumentality thereof.

   "Public Announcement" has the meaning specified in Article VIII(B) hereof.

   "Quarterly Dividend Period" means the quarterly period commencing on and including a Dividend Payment Date and ending on and including the day immediately preceding the next subsequent Dividend Payment Date.

   "Redemption Date" has the meaning specified in Article VI(C)(i)(c) hereof.

   "Redemption Default" has the meaning specified in Article VII(D)(i)(b) hereof.

   "Redemption Notice" has the meaning specified in Article VI(C)(i) hereof.

   "Redemption Price" has the meaning specified in Article VI(A)(i) hereof.

   "Repurchase Offer" has the meaning specified in Article VIII(B) hereof.

   "Repurchased Securities" has the meaning specified in Article VIII(A) hereof.

   "Restricted Dividend Event" has the meaning specified in Article IV(E) hereof.

   "Restricted Repurchase Payment" has the meaning specified in Article IV(E) hereof.

   "SEC" means the Securities and Exchange Commission.

   "Securities Purchase Agreement" means the Securities Purchase Agreement dated as of February 27, 1997, among the Corporation and the Purchasers named therein.

   "Senior Securities" has the meaning specified in Article III(A)(iii) hereof.

   "Series A Director" has the meaning specified in Article VII(E) hereof.

   "Series A Stock" has the meaning specified in the Preamble hereof.

   "Series A Stock Offer" has the meaning specified in Article VIII(B) hereof.

   "Series 3 Preferred Stock" means the 10% Junior Series 3 Cumulative Redeemable Preferred Stock of the Corporation outstanding on the Original Issue Date and any shares of such stock subsequently issued as dividends thereon.

   "Special Conversion Period" has the meaning specified in Article VIII(B) hereof.

   "Special Conversion Right" has the meaning specified in Article VIII(B) hereof.

   "Subsidiaries" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or any combination thereof) and (ii) any partnership (a) the sole general partner or the managing partner of which is such Person or a Subsidiary of such Person or
(b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

   "Tendered Offer" has the meaning specified in Article VIII(B) hereof.

   "13D Acquisition" has the meaning specified in Article VIII(B) hereof.

   "Value Report" has the meaning specified in Article VIII(A) hereof.

   "Voting Rights Triggering Event" has the meaning specified in Article VII(D)(i) hereof.


II.  Designation.

   The series of preferred stock authorized hereunder shall be designated as the "7% Series A Convertible Preferred Stock". The number of shares constituting such series shall be equal to 12,000. The par value of the Series A Stock shall be $.01 per share of Series A Stock, and the Original Liquidation Preference of the Series A Stock shall be $10,000 per share.


III. Ranking.

     (A) The Series A Stock shall rank, with respect to dividends and with respect to distributions upon the liquidation, dissolution or winding-up of the
Corporation:

       (i) senior to (A) all classes or series of Common Stock of the Corporation and (B) any Capital Stock of the Corporation, the terms of which do not expressly provide that it ranks senior to or on a parity with the Series A Stock as to dividends and distributions upon the liquidation, dissolution or winding-up of the Corporation (such Common Stock and such other Capital Stock are collectively referred to as "Junior Securities");

       (ii) on a parity with any Capital Stock, including any series of Preferred Stock hereafter issued or created by the Corporation, the terms of which expressly provide that it ranks on a parity with the Series A Stock as to dividends and distributions upon the liquidation, dissolution or winding-up of the Corporation (collectively referred to as "Parity Securities"); and

       (iii) junior to the Series 3 Preferred Stock and to any other Capital Stock hereafter issued or created by the Corporation, the terms of which expressly provide that it ranks senior to the Series A Stock as to dividends and distributions upon the liquidation, dissolution or winding-up of the Corporation (the Series 3 Preferred Stock and such other Capital Stock are collectively referred to as "Senior Securities").


IV.  Dividends.

   (A) Beginning on the Original Issue Date, each Holder shall be entitled to receive on each Dividend Payment Date, when, as and if declared by the Board of Directors, out of funds legally available for the payment of such dividends, dividends on each outstanding share of Series A Stock held by such Holder, at an annual rate equal to 7% of the Liquidation Preference of such share of the Series A Stock on the immediately preceding Dividend Payment Date. All dividends shall be cumulative and shall be payable in arrears for each Dividend Period on each Dividend Payment Date, commencing on June 30, 1997. Dividends with respect to a share of Series A Stock shall cumulate from the date of its issuance, or, if later, the last Dividend Payment Date in respect of which all accumulated and unpaid dividends on such share of Series A Stock were paid. Prior to the Dividend Payment Date occurring on March 31, 1999, dividends may, at the option of the Corporation, be (i) paid in cash or (ii) paid in fully paid and non-assessable shares (including fractional shares computed to the nearest 1/100 of a share) of Series A Stock with an aggregate Liquidation Preference equal to the amount of such dividend (or in any combination of cash and such shares). Notwithstanding the foregoing, if the Corporation shall, prior to the Dividend Payment Date occurring on March 31, 1999, fail to pay any dividend as aforesaid, then such unpaid dividend shall cumulate from the Dividend Payment Date on which such dividend payment was not made at a rate per annum equal to 12%. Notwithstanding the foregoing, if the Corporation shall, prior to the Dividend Payment Date occurring on March 31, 1999, fail to pay any dividend as aforesaid, then such unpaid dividend shall cumulate from the Dividend Payment Date on which such dividend payment was not made at a rate per annum equal to 12%. Notwithstanding the foregoing, on the Dividend Payment Date occurring on March 31, 1999, all accumulated and unpaid dividends shall become immediately due and payable by the Corporation in the manner provided in Clause (i) or Clause (ii) above. Notwithstanding any of the foregoing, after the Dividend Payment Date occurring on March 31, 1999, dividends accruing from and after such date shall be paid only in cash and shall be mandatorily payable on each Dividend Payment Date out of funds legally available therefor.

   (B) Each dividend paid on the Series A Stock shall be payable to Holders of record as their names shall appear in the security register maintained by the Corporation on the Dividend Record Date for such dividend, except that dividends in arrears for any past Dividend Payment Date may be declared and paid at any time without reference to such regular Dividend Payment Date to Holders of record on a later dividend record date determined by the Board of Directors.

   (C) Dividends shall cease to accumulate in respect of shares of Series A Stock on the day of their redemption, unless the Corporation shall fail to pay the relevant redemption price on the date fixed for redemption.

   (D) No dividends shall be declared by the Board of Directors or paid or funds set apart for payment by the Corporation on the Series A Stock or any Parity Securities for any period unless (i) full cumulative dividends have been or contemporaneously are declared and paid, or declared and (in the case of dividends to be paid in cash) a sum set apart sufficient for such payment, on the Series A Stock and any Parity Securities for all Dividend Periods or dividend periods, as the case may be, terminating on or prior to the date of payment of such full cumulative dividends on the Series A Stock or such Parity Securities or (ii) such dividends are applied to the earliest Dividend Periods and dividend periods, as the case may be, for which dividends have not yet been paid and, in each case, shall be declared and paid (or, in the case of dividends to be paid in cash, declared and a sum set apart sufficient for such payment) pro rata so that the amount of dividends declared and paid (or declared and set apart) per share on the Series A Stock and such Parity Securities shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the Series A Stock and such Parity Securities bear to each other. Nothing in this paragraph (D) shall be construed to limit the obligation of the Corporation to pay dividends to the Holders pursuant to paragraph (A) above.

   (E) So long as any shares of the Series A Stock are outstanding, the Corporation shall not (i) declare, pay or set apart for payment any dividend on any Junior Securities (except dividends on Junior Securities payable in shares of Junior Securities) (any of the foregoing actions described in this clause
(E)(i) being a "Restricted Dividend Event") or (ii) make any payment (whether in the form of cash or other assets) on account of, or set apart for payment money or other assets for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities (any of the foregoing actions described in this clause (E)(ii) being a "Restricted Repurchase Payment") unless (x), prior to or concurrently with such Restricted Dividend Event or Restricted Repurchase Payment, as the case may be, all accumulated and unpaid dividends (other than, during the period from the Original Issue Date through March 31, 1999, accumulated and unpaid dividends which are permitted to accumulate pursuant to Article IV(A) hereof) on shares of the Series A Stock not paid on the dates provided for in Article IV(A) hereof (and, to the extent previously due but not yet paid, any and all redemption payments on the Series A Stock) shall have been or are concurrently paid and (y), in the case of a Restricted Repurchase Payment, such Restricted Repurchase Payment would be permitted under the terms of the Indenture if any Senior Notes are then outstanding.

   (F) Dividends payable on shares of the Series A Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months in the period for which payable.

V. Payment on Liquidation.

   (A) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, Holders will be entitled to receive out of the assets of the Corporation available for distribution to the holders of its Capital Stock, after payment of the liquidation preference and accrued and unpaid dividends with respect to the Series 3 Preferred Stock and any Senior Securities issued in accordance with Article VII hereof, whether such assets are capital, surplus or earnings, an amount in cash equal to the Liquidation Preference of the Series A Stock held by such Holders, before any payment shall be made or any assets distributed to the holders of any Junior Securities. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the assets of the Corporation are not sufficient to pay in full the payments payable to the holders of outstanding shares of the Series A Stock and all Parity Securities issued in accordance with Article VII hereof, then the holders of all such shares shall share equally and ratably (based on the liquidation preference thereof and accrued and unpaid dividends thereon) in any distribution of assets in proportion to the full payments, determined as of the date of such voluntary or involuntary liquidation, dissolution or winding-up, to which they are entitled by virtue of being Holders of Series A Stock or holders of Parity Securities, as the case may be.

   (B) For the purposes of this Article V only, the consolidation or merger of the Corporation with or into one or more corporations or a sale of all or substantially all of the assets of the Corporation shall be deemed not to be a liquidation, dissolution or winding-up of the Corporation unless such consolidation, merger or sale occurs in connection with a dissolution or winding up of the Corporation.


VI.  Redemption.

   (A) Optional Redemption. (i) Subject to Article VIII hereof, the Corporation may, at its option, redeem (subject to contractual and other restrictions by which the Corporation is bound with respect thereto and the legal availability of funds therefor), at any time on or after March 31, 2000, in whole or in part, in the manner provided in Article VI(C) hereof, any or all of the shares of the Series A Stock, at a redemption price in cash equal to the Liquidation Preference thereof on the Redemption Date (the "Redemption Price").

                 (ii) In the event of a redemption pursuant to this Article VI(A) of only a portion of the then outstanding shares of Series A Stock, the Corporation shall effect such redemption pro rata according to the number of shares held by each Holder of such Series A Stock or by lot, as determined by the Corporation, except that the Corporation may first redeem such shares held by each Holder of fewer than 10 shares (or shares held by Holders who would hold less than 10 shares as a result of a pro rata redemption), as determined by the Corporation in its sole discretion.

                 (B) Mandatory Redemption. On the Mandatory Redemption Date, the Corporation shall redeem from any source of funds legally available therefor, and subject to contractual restrictions thereon, in the manner provided in Article VI(C) below, all of the shares of the Series A Stock then outstanding at the Redemption Price. The Corporation shall not enter into any agreement that would prohibit or restrict its ability to (i) redeem the Series A Stock on the Mandatory Redemption Date, or (ii) pay dividends in accordance with Article IV hereof, to the extent mandatorily payable out of funds legally available therefor.

                 (C)      Procedure for Redemption.  (i)  Not more than sixty
(60) and not less than thirty (30) days prior to the date fixed for any redemption of the Series A Stock, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder of record of shares to be redeemed on the record date fixed for such redemption of the Series A Stock at such Holder's address as the same appears on the security register maintained by the Corporation; provided, however, that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give such notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

                 (a) whether the redemption is pursuant to Article VI(A) or VI(B) hereof;

                 (b)      the Redemption Price;

                 (c)      the date fixed for redemption (the "Redemption
         Date");

                 (d) that the Holder is to surrender to the Corporation, at the place or places, which shall be designated in such Redemption Notice and which shall be in New York City, its certificates representing the shares of Series A Stock to be redeemed;

                 (e) that dividends on the shares of the Series A Stock to be redeemed shall cease to accumulate on the Redemption Date unless the Corporation defaults in the payment of the Redemption Price;

                 (f) in the case of redemption pursuant to paragraph (A) above, whether all or less than all the outstanding shares of the Series A Stock are to be redeemed and the total number of shares of such Series A Stock being redeemed; and

                 (g) in the case of redemption pursuant to paragraph (A) above, the number of shares of Series A Stock held by the Holder that the Corporation intends to redeem.

                 (ii) On or before the Redemption Date, each Holder of Series A Stock to be redeemed shall surrender the certificate or certificates representing such shares of Series A Stock to the Corporation, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                 (iii) Unless the Corporation defaults in the payment of the applicable redemption price, dividends on the Series A Stock called for redemption shall cease to accumulate on the Redemption Date, and the Holders of such shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the Redemption Price and any dividend to be paid on the next Dividend Payment Date as a result of the Holder having been a Holder on the immediately preceding Dividend Record Date.

                 (iv) If a Redemption Notice shall have been duly given, and if, on or before the Redemption Date specified therein, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of the Series A Stock called for redemption so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, all shares so called for redemption shall, as of the Redemption Date, be deemed no longer outstanding, and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the Holders thereof to receive the amount payable on redemption thereof and any dividend to be paid on the next Dividend Payment Date as a result of the Holder having been a Holder on the immediately preceding Dividend Record Date.


VII.     Voting Rights.

                 (A) Holders, in their capacity as such, shall not be entitled or permitted to vote, except as otherwise required under Delaware law and as set forth below.

                 (B) Without the approval of Holders of at least a majority of the shares of Series A Stock then outstanding, voting or consenting, as the case may be, separately as a single class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for the purpose, the Corporation will not after the Original Issue Date (i) create, authorize or issue any Senior Securities, Parity Securities or Junior Securities (other than

Common Stock) or any warrants, rights, calls or options exercisable or exchangeable for or convertible into, or any obligations evidencing the right to purchase or acquire, any Senior Securities, Parity Securities or Junior Securities (other than Common Stock), including, without limitation, in connection with a merger, consolidation or other reorganization or (ii) reclassify (except into Common Stock) any Junior Securities, Parity Securities or other outstanding Capital Stock of the Corporation into any Senior Securities or Parity Securities or any warrants, rights, calls or options exercisable or exchangeable for or convertible into, or any obligations evidencing the right to purchase or acquire, any Senior Securities or Parity Securities; provided that the Corporation may create, authorize and/or issue any Parity Securities or Junior Securities if (i) the holders of such securities are not entitled to vote with the Holders, as a class, in connection with any matter for which a vote is required pursuant to this Article VII (except as otherwise required under Delaware law) and (ii) such securities are not required to be repurchased by the Corporation or any affiliate thereof, including, without limitation, at the option of any holder thereof and/or on the happening of any event, prior to the Mandatory Redemption Date; and provided further, that the Corporation may create, authorize and/or issue additional shares of Series 3 Preferred Stock in payment of any dividends with respect to shares of Series 3 Preferred Stock; and provided further, that this
Article VII(B) shall not limit the ability of the Corporation to amend the rights, preferences and privileges of the Series 3 Preferred Stock, or of any other Senior Securities issued in compliance with this Section (B) of this
Article VII hereof, if such amendment complies with Section (C) of this Article VII.

                 (C) Without the approval of Holders of at least a majority of the shares of Series A Stock then outstanding, voting or consenting, as the case may be, separately as a single class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for the purpose, the Corporation will not amend, modify or repeal the Restated Certificate of Incorporation so as to adversely affect the specified designations, rights, preferences, privileges or voting rights of the Series A Stock. The authorization or consummation of a transaction that results in the Series A Stock being converted or exchanged for or becoming shares (having designations, rights, preferences, privileges and voting rights substantially similar to those provided for herein) of the surviving corporation of a merger or consolidation effected in accordance with this Certificate of Designations shall not constitute an amendment, modification or repeal of this Certificate of Designations or the Restated Certificate of Incorporation for purposes of this Article VII.

                 Notwithstanding the provisions of this Article VII(C), without the consent of each Holder affected, an amendment or waiver may not:

                 (i) reduce the Liquidation Preference of or dividends payable or accumulated on any share of Series A Stock;

                 (ii)     reduce the Redemption Price of any share of Series A
          Stock;

                 (iii) increase the Conversion Price of any share of Series A Stock;

                 (iv) change the Mandatory Redemption Date or date after which the shares of Series A Stock may be redeemed by the Corporation or change the period during which the Special Conversion Right, or rights of any Holder with respect to any Repurchase Offer provided for in Article VIII(B) may be exercised by Holders;

                 (v) change the currency of dividends or payments upon liquidation or redemption;

                 (vi) impair the right to institute suit for the enforcement for any payment upon liquidation or redemption;

                 (vii) reduce the stated percentage of outstanding shares of Series A Stock consent of whose Holders is necessary under any provision of this Article VII; or

                 (viii) waive a default in payment upon liquidation or redemption.

                 It shall not be necessary for the consent of the Holders under this Article VII(C) to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

                 (D) (i) In the event that (a) with respect to any Dividend Periods commencing on or after June 30, 1999, dividends on the Series A Stock are in arrears and unpaid for six such Dividend Periods (a "Dividend Default"), or (b) the Corporation shall fail to discharge its obligation to redeem the Series A Stock on the Mandatory Redemption Date (a "Redemption Default"), then if at least 2,000 shares of Series A Stock are outstanding, the number of directors constituting the entire Board of Directors shall be immediately increased by three and the Holders of a majority of the shares of Series A Stock then outstanding, voting or consenting, as the case may be, separately as a single class, shall thereupon have the exclusive right to elect three members of the Board of Directors at any annual or special meeting of stockholders or at a special meeting of Holders of Series A Stock called as hereinafter provided. Each such event described in clause (a) or (b) is a "Voting Rights Triggering Event".

                 (ii) The right of the Holders of Series A Stock to vote pursuant to Article VII(D)(i) to elect three members of the Board of Directors as aforesaid shall continue until such time as (a) in the event such right arises due to a Dividend Default, all accumulated dividends that are in arrears on the Series A Stock are paid in full and (b) in the event such right arises due to a Redemption Default, the Corporation remedies any such failure, at which time the special right of the Holders of Series A Stock to vote for the election of three directors and the term of office of such directors elected by the Holders of Series A Stock shall terminate, and the number of directors constituting the Board of Directors shall be immediately reduced by three.

At any time after voting power to elect three directors shall have become vested and be continuing in the Holders of Series A Stock pursuant to Article VII(D)(i) hereof, if a vacancy shall exist in the office of any such director elected by the Holders of Series A Stock, a proper officer of the corporation may, and, upon the written request of the Holders of record of at least twenty percent (20%) of the shares of Series A Stock then outstanding addressed to the Secretary of the Corporation, shall, call a special meeting of the Holders of Series A Stock, for the purpose of electing the director(s) which such Holders are entitled to elect as herein provided. If such meeting shall not be called by a proper officer of the Corporation within 20 days after service of such written request upon the Secretary of the Corporation, or within 20 days after mailing the same within the United States by certified mail, addressed to the Secretary of the Corporation at its principal executive offices, then the Holders of record of at least twenty percent (20%) of the outstanding shares of Series A Stock may designate in writing one of such Holders to call such meeting at the expense of the Corporation, and such meeting may be called by the Holder so designated, upon the notice required for annual meetings of stockholders of the Corporation, and shall be held at the place designated by such Holders in such notice. Notwithstanding the provisions of this Article VII(D)(ii), no such special meeting shall be called if any such request is received less than 60 days before the date fixed for the next annual or special meeting of stockholders of the Corporation. Any Holder of Series A Stock so designated shall have access to the list of Holders of Series A Stock entitled to attend the meeting pursuant to the provisions hereof. Any action to be taken at a meeting referred to herein may be taken by a written consent of the Holders of a majority of the shares of Series A Stock outstanding.

                 (iii) At any meeting held for the purpose of electing directors at which the Holders of Series A Stock then outstanding shall have the right, voting separately as a single class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding shares of Series A Stock shall be required to constitute a quorum.

                 (E) In addition to the rights set forth in paragraph (D) above, the Holders of a majority of the shares of Series A Stock then outstanding, voting separately as a single class, shall be entitled to elect one member of the Board of Directors (the "Series A Director") so long as at least 2,000 shares of Series A Stock remain outstanding. The number of directors constituting the Board of Directors shall be immediately increased by one upon the initial issuance of at least 5,001 shares of Series A Stock and the Series A Director shall be elected effective immediately upon the delivery to the Corporation of a writing, signed by the Holders of a majority of the shares of Series A Stock outstanding, specifying the person so elected. The term of office of the Series A Director shall forthwith terminate at such time as less than 2,000 shares of Series A Stock are outstanding and the number of directors constituting the Board of Directors shall thereupon be immediately reduced by one.

                 (F) In the event a shareholder vote is required by law on any transaction that would result in a Change of Control, the Holders of the shares of Series A Stock then outstanding shall vote together with the holders of shares of Common Stock as a single class. Each share of Series A Stock shall be entitled to such number of votes that would attach to the number of shares of Common Stock that would have been issued had such shares of Series A Stock been converted immediately prior to the record date in respect of such vote.

                 (G) (i) Any vacancy occurring in the office of a director elected by the Holders of Series A Stock shall be filled by the person specified in writing by the departing director unless and until such vacancy shall be filled as provided in the manner provided above.

                 (ii) In any case in which the Holders of Series A Stock shall otherwise be entitled to vote pursuant to Delaware law, each Holder of shares of Series A Stock shall be entitled to such number of votes that would attach to the number of shares of Common Stock that would have been issued had such shares of Series A Stock been converted immediately prior to the record date in respect of such vote.

                 (H) The Corporation shall not issue shares of Series A Stock other than (i) the 10,000 shares originally issued and (ii) shares issued as payment of dividends on Series A Stock.


VIII.    Conversion.

                 (A) General Rights. Each share of Series A Stock shall be convertible, at any time after the first anniversary of the Original Issue Date, and as provided in paragraph (B) below, at the option of the Holder thereof (but if such share is called for redemption pursuant to Article VI, then only to and including but not after the close of the business on the Business Day preceding the date fixed irrevocably for such redemption, provided, that if a default by the Corporation in the payment of the Redemption Price occurs on the date fixed for such redemption such right of conversion shall be reinstated until such Redemption Price is paid), into that number of fully paid and non-assessable shares of Common Stock of the Corporation (computed, with respect to the aggregate number of shares to be converted by each Holder, to the nearest 1/100th of a share) obtained by dividing the Liquidation Preference of the shares of Series A Stock surrendered for conversion by the Conversion Price (as defined below) then in effect; provided, however, that, except as provided in Article VIII(B), shares of Series A
Stock held by any of the MS Purchasers shall not be convertible by such MS Purchaser until the second anniversary of the Original Issue Date.

                 The conversion price shall initially be $38.40 (as adjusted from time to time, the "Conversion Price").

                 In order to exercise the conversion privilege, a Holder shall surrender the certificate(s) representing such shares, accompanied by transfer instrument(s) reasonably satisfactory to the Corporation, at any of the offices or agencies maintained for such purpose by the conversion agent designated by the Corporation (the "Conversion Agent") and shall give written notice to the Corporation that the Holder elects to convert such shares. The initial Conversion Agent shall be the Corporation. Such notice shall also state the name(s), together with address(es), in which the certificate(s) for shares of Common Stock shall be issued and the effective date of such conversion, which shall be a date within 10 Business Days after the mailing of such notice. As promptly as practicable after the surrender of such shares of Series A Stock as aforesaid, the Corporation shall at the office of such Conversion Agent, issue and deliver to such Holder, or on its written order, to a Person designated by such Holder, certificate(s) representing the number of full shares of Common Stock issuable upon the conversion of such shares of Series A Stock in accordance with the provisions hereof ("Conversion Shares"), and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided for below. Certificates will be issued representing the balance of any remaining shares of Series A Stock in any case in which fewer than all of the shares of Series A Stock represented by a certificate are converted. Each conversion shall be deemed to have been effected immediately prior to the close of business on the Business Day specified by the Holder in the transfer instruments referred to above (provided that the shares of Series A Stock shall have been surrendered to the Corporation as aforesaid), and the Person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder(s) of record of the Common Stock represented thereby at such time. In either circumstance, such conversion shall be at the Conversion Price in effect on the date specified in such transfer instruments.

                 The dividend payable on a share of Series A Stock on a Dividend Payment Date shall be payable to the Holder of record of such share at the close of business on the Dividend Record Date applicable thereto, notwithstanding the conversion of such share after such Dividend Record Date and prior to the opening of business on such Dividend Payment Date or the default by the Corporation in the payment of the dividend due on such Dividend Payment Date. Shares of Series A Stock surrendered for conversion during the period from the close of business on any Dividend Record Date to the opening of business on the Dividend Payment Date with respect to such dividend shall be accompanied by payment in immediately available funds or other funds acceptable to the Corporation of an amount equal to the dividend payable on such Dividend Payment Date on the shares of Series A Stock being surrendered for conversion. Except as provided in this paragraph, no payment or adjustment shall be made upon any conversion on account of any dividends accrued on shares of Series A Stock surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.

                 Any fractional interest in a share of Common Stock resulting from conversion of any share(s) of Series A Stock may, at the option of the Corporation, be paid in cash (computed to the next highest cent) based on the last reported sale price of the Common Stock on the last trading day prior to the date on which such share or shares of Series A Stock are converted in the manner set forth above. If more than one certificate representing shares of Series A Stock shall be surrendered for conversion at one time by the same Holder, the number of shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Stock represented by such certificates which are to be converted.

                 The Conversion Price shall be adjusted from time to time as follows:

                 (a) In case the Corporation shall pay or make a dividend or other distribution on any class of Capital Stock of the Corporation in Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator of which shall be the sum of such number of shares of Common Stock and the total number of shares of Common Stock constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this subsection (a), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

                 (b) (i) In case the Corporation shall issue Common Stock or options, rights or warrants entitling the holder thereof to subscribe for, purchase or acquire shares of Common Stock or securities exchangeable for or convertible into Common Stock (other than (w) Common Stock issued as provided in the immediately preceding paragraph
         (a), (x) shares of Series A Stock issuable as payment of dividends in accordance herewith, (y) Conversion Shares and (z) in connection with registered public offerings (A) in a transaction in which the lead underwriter or placement agent is a Financial Expert or Morgan Stanley & Co. Incorporated or any affiliate thereof (each an "Investment Bank of National Standing") and (B) with respect to which the Series A Director was offered the opportunity to serve on the pricing committee of the Board of Directors), in each case at an offering price per share (which offering price shall, in the case of options, rights, warrants or exchangeable or convertible securities, be deemed to include the price paid on the issuance thereof and the price to be paid on the exercise, exchange or conversion thereof) less than the then current market price per share (determined as provided in subsection (g) below) of the Common Stock on the date of issuance (the "Issuance Date") of the Common Stock, options, rights, warrants or exchangeable or convertible securities, the Conversion Price in effect at the opening of business on such date shall be reduced by multiplying the Conversion Price in effect immediately prior thereto by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date immediately preceding the Issuance Date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock, options, rights, warrants or exchangeable or convertible securities so offered for subscription, purchase or acquisition would purchase at such current market price and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such date plus the number of shares of Common Stock so offered for subscription, purchase or acquisition and the number of shares of Common Stock issuable upon the exercise, exchange or conversion of such options, rights, warrants or exchangeable or convertible securities, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination.

                          (ii) Notwithstanding the foregoing, no adjustment shall be made to the Conversion Price in connection with the granting of any employee, director or consultant options to purchase Common Stock at an exercise price equal to the then current market price of the Common Stock (as determined by the Board of Directors) or the issuance of any stock in connection with any acquisition. In addition, notwithstanding the foregoing, no adjustment shall be made with respect to the exercise of any employee, director or consultant options outstanding on the Original Issue Date or granted in compliance with the preceding sentence. In addition, in the event of a distribution of options, rights or warrants to purchase Capital Stock issued to all holders of Common Stock pursuant to an anti-takeover arrangement, no adjustment to the Conversion Price shall be required hereunder if such arrangement provides that, upon the conversion of any shares of Series A Stock into Common Stock, Holders thereof shall be entitled to immediately receive the number of such options, rights or warrants as such Holders would have received had they converted their shares of Series A Stock immediately prior to such distribution.

                          (iii) For the purposes of this subsection (b), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not issue any options, rights or warrants in respect of shares of Common Stock held in the treasury of the Corporation.

                 (c) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                 (d) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock (i) capital stock of the Corporation, (ii) evidences of its indebtedness and/or (iii) cash or other assets of the Corporation (excluding (x) any Common Stock, options, rights or warrants referred to in subsection (b) above, (y) any dividend or distribution referred to in subsection (a) above, and (z) cash dividends or distributions from earnings unless all such cash dividends and distributions made within the preceding 12 months in respect of which no adjustment has been made exceed $3 million), then in each case, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of holders of Common Stock entitled to receive such distribution shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the current market price per share (determined as provided in subsection
         (g) below) of the Common Stock on such date of determination (or, if earlier, on the date on which the Common Stock goes "ex-dividend" in respect of such distribution) less the then fair market value as determined by the Board of Directors (whose determination shall be described in a statement filed with the Conversion Agent) of the portion of the assets, capital stock or evidences of indebtedness so distributed (and for which an adjustment to the Conversion Price has not previously been made pursuant to the terms of this Article VIII) applicable to one share of Common Stock, and the denominator shall be such current market price per share of the Common Stock, such adjustment to become effective immediately after the opening of business on the day following such date of determination.

                 (e) In case the Corporation shall repurchase, by self-tender offer or otherwise, any shares of Capital Stock (other than (w) shares of restricted Common Stock that were issued to employees, consultants or directors, at a purchase price equal to the then current market price of the Common Stock (as determined by the Board of Directors) which are repurchased at a reasonably equivalent price, (x) shares of Senior Securities, (y) shares of Series A Stock (if partially redeemed) and (z) evidences of its indebtedness) (collectively, the "Repurchased Securities") in each case, other than exclusively through one or more Investment Banks of National Standing, at a price in excess of the then Current Market Value (as defined below) of such Repurchased Securities on the date of such repurchase, the Conversion Price in effect at the opening of business on the Business Day following such date shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the Current Market Value per share of the Common Stock on such date of determination less (A) the difference between the then Current Market Value of the Repurchased Securities and the price paid (or Current Market Value of property exchanged for) for such Repurchased Securities, divided by (B) the total number of shares of Common Stock outstanding on the date of such repurchase (and for which an adjustment to the Conversion Price has not previously been made pursuant to the terms of this Article VIII), and the denominator shall be such Current Market Value per share of the Common Stock, such adjustment to become effective immediately after the opening of business on the day following such repurchase date.

                 For the purposes of this subsection (e), the Current Market Value per share of Repurchased Securities at any date herein specified shall be:

                          (i) if the Repurchased Security is not registered under the Exchange Act, the Fair Value of the Repurchased Security (1) most recently determined as of a date within the six months preceding such date by an Independent Financial Expert selected by the Corporation, in accordance with the criteria for such valuation set out in clause (iii) below, or (2) if no such determination shall have been made within such six-month period or if the Corporation so chooses, determined as of such date by an Independent Financial Expert selected by the Corporation in accordance with the criteria for such valuation set out in clause (iii) below, or

                          (ii) if the Repurchased Security is registered under the Exchange Act, the average of the last sale prices of the Repurchased Security for the 20 consecutive trading days immediately preceding such date or, if the Repurchased Security has been registered under the Exchange Act for less than 20 consecutive trading days before such date, then the average of the last sale prices for all of the trading days before such date for which last sale prices are available.

                          (iii)    For purposes of clause (i) of this subsection
         (e), the Current Market Value shall be deemed to be equal to the Fair Value set forth in the Value Report (as defined below) as determined by an Independent Financial Expert, which shall be selected by the Board of Directors, and retained on customary terms and conditions, using one or more valuation methods that the Independent Financial Expert, in its best professional judgment, determines to be most appropriate. The Corporation shall engage the Independent Financial Expert to deliver to the Corporation, within 45 days of the appointment of the Independent Financial Expert, a value report (the "Value Report") stating the value of the Repurchased Securities or property of the Corporation, if any, being valued as of the date of determination and containing a brief statement as to the nature and scope of the examination or investigation upon which the determination of value was made. The determination as to Current Market Value in accordance with the provisions of this subsection (e) shall be final and binding on all Persons. The Independent Financial Expert shall consult with management of the Corporation in order to allow management to comment on the proposed value prior to delivery to the Corporation of any Value Report of the Independent Financial Expert.

                 (f) The reclassification or change of Common Stock into securities including securities other than Common Stock (other than any reclassification upon a consolidation or merger to which subsection (j) below applies) shall be deemed to involve (i) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of holders of Common Stock entitled to receive such distribution" within the meaning of subsection (d) above), and (ii) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective" or "the day upon which such combination becomes effective," as the case may be, and "the day upon which such subdivision or combination becomes effective" within the meaning of subsection (c) above).

                 (g)      For the purpose of any computation under section
         (b)(i) or (d) of this Article VIII(A), the current market price per share of Common Stock on any day shall be deemed to be the average of the last sale prices of the Common Stock for the twenty preceding consecutive trading days; provided, however, that, in the case of clause (d), if the period between the date of the public announcement of the dividend or distribution and the date for the determination of holders of Common Stock entitled to receive such dividend or distribution (or, if earlier, the date on which the Common Stock goes "ex-dividend" in respect of such dividend or distribution) shall be less than twenty trading days, the period shall be such lesser number of trading days.

                 (h) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% of such price; provided, however, that any adjustments which by reason of this clause (h) are not required to be made shall be carried forward and taken into account in any subsequent adjustments and provided further, that adjustments shall be required and made in accordance with the provisions of this Article VIII (other than this clause (h)) not later than such time as may be required in order to preserve the tax free nature of a distribution to the holders of shares of Common Stock. Anything in this clause (h) to the contrary notwithstanding, the Corporation shall be entitled, at its option, to make such reductions in the Conversion Price, in addition to those required by this Article VIII, as it in its discretion shall determine to be advisable in order that any stock dividend, subdivision or combination of shares, distribution of capital stock or rights or warrants to purchase stock or securities, or distribution of evidences of indebtedness or assets (other than cash dividends or distributions paid from earnings) or other event shall be a tax free distribution for federal income tax purposes. All calculations under this clause (h) shall be made to the nearest cent.

                 (i) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly mail a certificate of a firm of independent public accountants setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the manner of computing the same, which certificate shall constitute conclusive evidence, absent manifest error, of the correctness of such adjustment. The certificate shall be mailed to each Holder, at its last address as the same appears on the securities register maintained by the Corporation, and to the Conversion Agent.

                 (j) In case of (i) any consolidation of the Corporation with, or merger of the Corporation into, any other entity, (ii) any merger of another entity into the Corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock) or (iii) any sale or transfer of all or substantially all of the assets of the Corporation, each Holder shall have the right thereafter to convert the shares of Series A Stock held by such Holder only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such share of Series A Stock might have been converted immediately prior to such consolidation, merger, sale or transfer, assuming such holder of Common Stock is not an entity with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a "Constituent Entity"), or an affiliate of a Constituent Entity and failed to exercise its rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, sale or transfer (provided that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer is not the same for each share of Common Stock held immediately prior to such consolidation, merger, sale or transfer by other than a Constituent Entity or an affiliate thereof and in respect of which such rights of election shall not have been exercised (a "non-electing share"), then for the purpose of this subsection (j) the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). If necessary, appropriate adjustment shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Holders, to the end that the provisions set forth herein shall thereafter correspondingly be made applicable, as nearly as they may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A Stock. Any such adjustment shall be evidenced by a certificate of independent public accountants and a notice of such adjustment filed and mailed in the manner set forth in subsection (i) above and containing the information set forth in such subsection (i), and any adjustment so certified shall for all purposes hereof conclusively be deemed to be an appropriate adjustment, absent manifest error. The above provisions shall similarly apply to successive consolidations, mergers, sales or transfers.

                 In case:

                 (i) of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; or

                 (ii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then the Corporation shall cause to be filed with any Conversion Agent and shall cause to be mailed to each Holder at its last address as the same appears on the securities register maintained by the Corporation, at least 15 days prior to the applicable record or effective date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such actions, or, if the record is not to be taken, the date as of which the holders of Common Stock of record are to be determined, or (B) the date on which such consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding-up. Neither the failure to give such notice nor any defect therein shall affect the legality or validity of the proceedings described in clauses (i) and (ii) above.

                 The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of Series A Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the Holder of the shares of Series A Stock to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                 The Corporation covenants that it will cause all (x) shares of Common Stock which may be issued upon conversions of shares of Series A Stock and (y) shares of Series A Stock issued as dividends hereunder to be, upon issue, duly and validly issued, fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

                 The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock, the full number of shares of Common Stock deliverable upon the conversion of all (x) outstanding shares of Series A Stock not theretofore converted and (y) shares of Series A Stock issuable as dividends hereunder.

         (k) Notwithstanding anything contained herein to the contrary, no adjustment to the Conversion Price shall be made with respect to any transaction or event if the Series A Director shall have, in writing delivered to the Corporation, waived such adjustments.

         (l) The Conversion Price may also be reduced if the Board of Directors determines that such reduction would be equitable in order to protect the interests of Holders or desirable to the corporation. Such reduction may be effective for such period as the Board of Directors may determine.

         (m) Notwithstanding the foregoing, no adjustment to the Conversion Price shall be required if the Corporation shall pay any dividend or make any distribution on Senior Securities in accordance with the terms thereof.

                 (B) Special Conversion or Offer to Purchase upon Change of Control.

                 (1) General. Subject to Article VI(B) hereof, upon the Public Announcement of any transaction that would result in a Change of Control, the Corporation shall no later than the fifth Business Day (except in the case of a Change of Control consisting of a 13D Acquisition, Material Merger or Asset Sale or a Change of Control of the Board, in which case the election referred to below shall be made within six Business Days following the Change of Control) after such Public Announcement make an election to either (a) offer to purchase all the issued and outstanding shares of Series A Stock from the Holders thereof at a price equal to the Liquidation Preference on the date of such repurchase (the "Repurchase Offer") or (b) afford each Holder the opportunity as provided herein to convert (the "Special Conversion Right"), during the Special Conversion Period, its shares of Series A Stock into shares of Common Stock at the Conversion Price (the Corporation's option, to either make a Repurchase Offer or afford the Holders of Series A Stock the Special Conversion Right, is referred to herein as the "Company Option"). Notwithstanding anything to the contrary contained in this Certificate of Designations, if the Change of Control Price exceeds the Conversion Price in effect immediately prior to the Change of Control, the Corporation may not elect to effect the Repurchase Offer (but it may otherwise offer to repurchase shares of Series A stock) and the Holders shall have the Special Conversion Right with no adjustment to the Conversion Price pursuant to this Article VIII(B). The Corporation shall not be entitled to elect to make a Repurchase Offer if it shall not reasonably anticipate that it shall be able to lawfully pay for all Series A Shares that could be tendered with respect thereto. Shares of Series A Stock which become convertible pursuant to this paragraph shall, unless converted during a Special Conversion Period, only be convertible as provided, pursuant to Article VIII(A), unless another Change of Control shall occur. Notwithstanding any of the foregoing, the Corporation shall have no obligations under this Section (B)(1) as a result of any Public Announcement with respect to a Tender Offer if (i) the consideration per share of Common Stock (as recited in such Public Announcement) that is proposed to be paid in connection with such Tender Offer does not equal or exceed the per share last sale price of the Common Stock on the Business Day immediately preceding such Public Announcement or (ii) the Board of Directors, upon the written advice of an Investment Bank of National Standing, determines that there is no reasonable likelihood that a Change of Control will occur as a result of such Tender Offer; provided that the Board of Directors shall be required to reconfirm such determination in the event of any change in circumstance which materially increases the likelihood that such Tender Offer will result in a Change of Control.

                 (2) Conversion Price Adjustment. Upon the commencement of the Special Conversion Period, the Conversion Price shall, for the Special Conversion Period, be adjusted to be equal to the lesser of (i) the Conversion Price in effect immediately prior to the Change of Control (or, in the case of a Change of Control resulting from a Tender Offer, the Conversion Price in effect at 5:00 P.M. New York time on the Business Day immediately prior to the then-currently effective expiration of the Tender Offer (the "Existing Conversion Price")) or (ii) the Change of Control Price.

                 (3)      Related Definitions.

                 "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the voting power of the outstanding Capital Stock of the Corporation having full voting power or substantially full voting power or entitled to vote with the Common Stock in the election of directors;
(ii) a majority of the Directors other than the Preferred Stock Directors are not Continuing Directors (such event being a "Change of Control of the Board");
(iii) in one or a series of related transactions, the Corporation sells, transfers, leases, conveys or otherwise disposes (other than by way of merger or consolidation) of all or substantially all of its assets to any Person (an "Asset Sale"); or (iv) the Corporation merges or consolidates with or into any Person or any Person merges or consolidates with or into the Corporation, in either case, in a transaction or series of related transactions in which the Corporation issues shares, options, rights or warrants representing (on a fully diluted basis) at least 35% of the number of shares of its Capital Stock (on a fully diluted basis) outstanding immediately prior to such consolidation or merger (a "Material Merger"). For purposes of clause (i) of this definition, Capital Stock will be treated as "beneficially owned" only by (i) any person or group that has the power to vote or direct the voting of such Capital Stock and
(ii) any person or group that can acquire such power by taking action that does not require the consent or approval of any stockholder or director not affiliated with such person or group.

                 "Change of Control Price" means

                 (i) in the event of a Tender Offer, (A) the Existing Conversion Price, if the offeror also offers to purchase the outstanding shares of Series A Stock for a price in cash equal to or in excess of the Liquidation Preference of such shares (the "Series A Stock Offer") as of the date of payment and the closing of the Tender Offer is conditioned upon the closing of the Series A Stock Offer and such condition cannot be waived or (B) if the offeror has not made a Series A Stock Offer, the lower of (x) the Existing Conversion Price, and (y) the average of the last sale price of Common Stock on each of the five Business Days through and including the Business Day immediately prior to the then-currently effective expiration of the Tender Offer;

                 (ii) in the event of a 13D Acquisition or a Change in Control of the Board, the lower of (1) the Conversion Price on the date of the Change of Control or (2) the average last sale price per share of Common Stock during the five Business Day period following such Change of Control; and

                 (iii) in the event of an Asset Sale or Material Merger, (A) the Conversion Price in effect on the date of the Change of Control if the terms of the documents governing such Asset Sale or Material Merger provide for the conversion of the outstanding shares of Series A Stock into the unconditional right to receive, from a solvent entity, cash consideration equal to or in excess of the Liquidation Preference, reasonably promptly after such Asset Sale or Material Merger or (B) in all other cases, the lower of (1) the Conversion Price on the date of the Change of Control or (2) the average of the last sale price of the Common Stock for the five preceding Business Day period ending on the Business Day prior to the date on which the related stockholder meeting is to be held.

                 "Expiration Date" means the end of the Special Conversion
         Period.

                 "13D Acquisition" means an event that constitutes a Change of Control as defined in clause (i) of the definition of Change of Control, other than a Tender Offer.

                 "Public Announcement" of a particular event shall mean the first to occur of (i) a press release announcing such event released on a national wire service or (ii) any public filing under the Exchange Act disclosing such event.

                 "Tender Offer" means a publicly announced tender offer to acquire outstanding shares of the Corporation's Common Stock, which, if successful, would result in a Change of Control.

                 "Special Conversion Period" means:

                 (i) in the event of a Tender Offer, the period commencing with the tenth Business Day prior to the expiration of the Tender Offer (as first announced) and ending with the date of the actual expiration of the Tender Offer; and

                 (ii) in the event of a 13D Acquisition, a Change of Control of the Board, an Asset Sale or a Material Merger, the period commencing on the eighth Business Day following the Change of Control and ending on the twentieth Business Day following the Change of Control.

                 (4) Procedures. Within five Business Days following a Public Announcement of any transaction that would result in a Change of Control, the Corporation shall mail to each Holder a notice thereof (the "Change of Control Rights Notice") setting forth the following:

                 (i) the event constituting the Change of Control, together with such other information as may be required pursuant to the securities laws;

                 (ii) the date on which the Special Conversion Right or, if applicable, the Repurchase Offer will expire;

                 (iii) the Liquidation Preference of such Holder's shares of Series A Stock;

                 (iv) the Conversion Price then in effect and the continuing conversion rights, if any, under Article VIII(A) and
         Article VIII(B);

                 (v) the Change of Control Price or the mechanism for calculation thereof;

                 (vi) the name and address of the paying agent and Conversion Agent;

                 (vii) that any Holder who wishes to exercise its right pursuant to the Special Conversion Right or Repurchase Offer, as applicable, must deliver its shares of Series A Stock to the Corporation prior to the Expiration Date in accordance with reasonable procedures specified in the Change of Control Rights Notice;

                 (viii) that exercise of such Special Conversion Right or acceptance of the Repurchase Offer, as the case may be, shall be irrevocable except that Holders shall have the right to withdraw their acceptance of the Repurchase Offer at any time prior to 5:00 P.M. New York time on the Expiration Date by providing written, telegraphic or facsimile transmission notice of withdrawal to the Conversion Agent, which notice, to be effective, must be received by the Conversion Agent prior to the close of business on the Expiration Date; and

                 (ix) that no dividends on shares of Series A Stock (or portions thereof) tendered for purchase (and not withdrawn) shall accrue from and after the date of such repurchase or conversion; and

                 (x) in the event of a Tender Offer, a form that Holders can use to comply with the procedures specified in Section 7 below.

                 (5) Miscellaneous. The Special Conversion Right must be exercised in accordance with Article VIII(A) to the extent the procedures in
Article VIII(A) are consistent with the special provisions of this Article VIII(B).

                 (6) Mandatory Obligation to Pay; Liquidation, etc. Upon the expiration of any Repurchase Offer, the Corporation shall purchase and pay, in cash, for all shares of Series A Stock validly tendered pursuant thereto, regardless of any contractual restriction on its ability to do so. In the event of a Change of Control, the Corporation shall not effect any liquidation, dissolution or winding-up until two Business Days after the expiration of the Special Conversion Period with respect to such Change of Control.

                 (7) Tender Offer Mechanics. In the event of any Tender Offer, a Holder shall be entitled to convert such Holder's shares of Series A Stock pursuant to the Special Conversion Right only if such Holder delivers to the Corporation, no later than 5:00 p.m., New York time on the Business Day preceding the expiration date of the Tender Offer, (i) the certificates evidencing the shares of Series A Stock to be converted and (ii) a written instruction letter signed by such Holder or an authorized representative of such Holder (who shall certify in such letter his or her authority to execute such letter on behalf of such Holder) in which such Holder or authorized representative: (A) expressly exercises such Holder's Special Conversion Right;
(B) expressly authorizes and directs the Corporation to issue Conversion Shares upon the exercise of the Special Conversion Right promptly following the determination of the applicable Conversion Price and in any event prior to the expiration of the Tender Offer; (C) expressly authorizes and directs the Corporation to tender such Conversion Shares in accordance with the procedures applicable to such Tender Offer and to execute any and all documents and take any and all actions in the name of such Holder, in each case that are necessary to validly tender such Conversion Shares; (D) expressly authorizes and directs the Corporation to instruct the offeror in such Tender Offer to make payment to such Holder with respect to the Conversion Shares which have been tendered (and provides the requisite information needed to effect such payment) to the extent that such Conversion Shares are purchased in such Tender Offer; and (E) expressly instructs the Corporation that, in the event that all of such Holder's tendered Conversion Shares are not purchased in such Tender Offer, the Corporation shall transmit (or direct the offeror in such Tender Offer to transmit), as promptly as may be practicable, to such Holder the certificates evidencing such unpurchased Conversion Shares issued upon exercise of the Special Conversion Right.


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
IX.      Covenant to Report.

                 Whether or not the Corporation is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, the Corporation will deliver for filing with the SEC, all information, documents and reports specified in Section 13 and Section 15(d) of the Exchange Act.


X.       Mutilated or Missing Series A Stock Certificates.

                 If any of the Series A Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Stock certificate, or in lieu of and substitution for the Series A Stock certificate lost, stolen or destroyed, a new Series A Stock certificate of like tenor and representing an equivalent amount of shares of Series A Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Stock certificate and indemnity, if requested, reasonably satisfactory to the Corporation.


XI.      Reissuance; Preemptive Rights.

                 (A) Shares of Series A Stock that have been issued and reacquired in any manner, including shares purchased, redeemed or surrendered for conversion, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of preferred stock undesignated as to series, shall not be reissued as Series A Stock and may be redesignated and reissued as part of any series of preferred stock other than the Series A Stock.

                 (B) No shares of Series A Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.


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
XII.     Business Day.

                 If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.


XIII.    Headings.

                 The headings contained herein are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.


XIV.     Severability of Provisions.

                 If any right, preference or limitation of the Series A Stock set forth in these resolutions and this Certificate of Designations (as this Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designations, as amended, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.


XV.      Notice to the Corporation.

                 All notices and other communications required or permitted to be given to the Corporation hereunder shall be made by first-class mail, postage prepaid, to the Corporation at its principal executive offices (currently located on the date of the adoption of these resolutions at the following address: IXC Communications, Inc., 5000 Plaza on the Lake, Suite 200, Austin, Texas 78746, Attention: Chief Financial Officer). Minor imperfections in any such notice shall not affect the validity thereof.


XVI.     Miscellaneous.

                 All payments to Holders to be made "in cash" hereunder shall be made in U.S. dollars.


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
     IN WITNESS WHEREOF, this Certificate has been signed on this Thirteenth day of March, 1997.


                                        IXC COMMUNICATIONS, INC.


                                        By: /s/ Ralph J. Swett
                                            -----------------------------------
                                            Ralph J. Swett, Chairman, President
                                            and Chief Executive Officer



Attested by:


/s/ John J. Willingham
--------------------------------------
John J. Willingham, Senior Vice
President and Assistant Secretary


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